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                                                                  Exhibit 3.3(l)

                          CERTIFICATE OF INCORPORATION

                                       OF

                        BEAZER HOMES TEXAS HOLDINGS, INC.

            ARTICLE I. The name of this corporation shall be "Beazer Homes Texas Holdings, Inc."

            ARTICLE II. Its registration office in the State of Delaware is to be located at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and its registered agent at such address is The Corporation Trust Company.

            ARTICLE III. The purpose or purposes of this corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            ARTICLE IV. The total number of shares of stock which this corporation is authorized to issue is 30,000,000 shares of Common Stock, par value $0.01 per share.

            ARTICLE V. The name and address of the incorporator is as follows:
Ken Kimura, Paul, Hastings, Janofsky & Walker, 399 Park Avenue, 31st Floor, New York, New York 10022.

            ARTICLE VI. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

            ARTICLE VII. No director shall be personally liable to this corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law: (i) for breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seven shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
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            IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 11th day of January, 1996.


                                By:    /s/ Ken Kimura
                                Name:  Ken Kimura
                                Title: Sole Incorporator


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